NEITHER THIS NOTE NOR THE UNDERLYING SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED OR THE SECURITIES LAWS OF ANY STATE AND NEITHER THIS NOTE NOR ANY SECURITIES ISSUED PURSUANT TO ITS CONVERSION MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.
THIS NOTE, THE OBLIGATIONS HEREUNDER AND ANY LIENS SECURING SUCH OBLIGATIONS ARE SUBJECT TO THE SUBORDINATION AGREEMENT (AS DEFINED BELOW).

THIS PROMISSORY NOTE WILL BE CONSIDERED TO HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR PURPOSES OF SECTIONS 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THIS NOTE WAS ORIGINALLY ISSUED ON NOVEMBER 16, 2015. FOR INFORMATION REGARDING THE ISSUE PRICE, AMOUNT OF OID PER $1,000 OF PRINCIPAL AMOUNT AND YIELD TO MATURITY FOR PURPOSES OF THE OID RULES, PLEASE CONTACT THE TREASURER OF THE BORROWER AT 12220 SCRIPPS SUMMIT DRIVE, SUITE 100, SAN DIEGO, CA 92131.

SUBORDINATED PROMISSORY NOTE

November 16, 2015

FOR VALUE RECEIVED, the undersigned, TURTLE BEACH CORPORATION, a Nevada corporation (the “Company”), hereby promises, subject to the terms and conditions hereof including Section 5, to pay to the order of SG VTB HOLDINGS, LLC (together with any successors and/or assigns, the “Holder”), in lawful money of the United States of America and in immediately available funds, TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) (the “Principal Amount”), plus any Principal Increases (as defined below) together with any accrued interest thereon that has not been capitalized, on September 29, 2019 (the “Maturity Date”).

1.    Interest. Interest shall accrue on the Principal Amount and on any Principal Increases at a rate equal to 15% per annum, and shall be calculated based upon a 365-day year. Interest on this Note shall accrue from the date hereof until the repayment in full of the Principal Amount plus any Principal Increases together with any accrued interest thereon that has not been capitalized. Interest shall be paid quarterly by increasing the principal amount of this Note (any such increase, a “Principal Increase”) by an amount equal to the interest accrued on the Principal Amount (as increased by the Principal Increases) during such quarter.
2.    Payments. The principal of this Note, together with accrued but unpaid interest thereon, shall be immediately due and payable and shall be repaid in full upon the earliest occurrence of the Maturity Date or a Change of Control, in each case subject to Section 5 and unless the holders of a majority of the aggregate outstanding principal amount of the Note

(“Majority in Interest”) shall otherwise agree in writing. For this purpose, a “Change of Control” has the meaning set forth in the Credit Agreement referenced in Section 5(a)(i) hereof.
3.    Prepayment. Subject to Section 5 hereof, this Note may be prepaid at any time in whole or in part without premium or penalty.
4.    Method of Payment. All payments hereunder shall be made for the account of the Holder at its office located at c/o Stripes Group, 402 West 13th Street, New York, NY 10014 or to such other address as the Holder may designate in writing to the Company.
5.    Subordination.
(a)    Certain Defined Terms. The following terms shall have the following meanings:
(i)    “Credit Agreement” shall mean the Loan, Guaranty and Security Agreement, dated as of March 31, 2014, by and among the Company, Voyetra Turtle Beach, Inc., a Delaware corporation, Turtle Beach Europe Limited, a company limited by shares and incorporated in England and Wales with company number 03819186, VTB Holdings, Inc., a Delaware corporation, the financial institutions party thereto from time to time as lenders (the “Senior Lenders”), Bank of America, N.A., a national banking association, as agent, collateral agent and security trustee for the Senior Lenders (the “Agent”), and Bank of America, N.A. as sole lead arranger and sole book runner, as the same has been and may be amended, restated, amended and restated, supplemented, refinanced, renewed, replaced or otherwise modified from time to time.
(ii)    “Credit Agreement Debt” shall mean all Obligations under, and as defined in, the Credit Agreement
(iii)    “Crystal Term Loan” shall mean the Term Loan, Guaranty and Security Agreement, dated July 22, 2015, by and among the Company, Turtle Beach Europe Limited, a company limited by shares and incorporated in England and Wales with company number 03819186, VTB Holdings, Inc., a Delaware corporation, Voyetra Turtle Beach, Inc., a Delaware corporation, the financial institutions party thereto from time to time as lenders (the “Term Lenders”), Crystal Financial LLC, as agent, collateral agent and security trustee for the Lenders (the “Term Agent”) and sole lead arranger and sole bookrunner and the other parties thereto, as the same has been and may be amended, restated, amended and restated, supplemented, refinanced, renewed, replaced or otherwise modified from time to time.
(iv)    “Senior Debt” shall mean the Credit Agreement Debt and all Obligations under, and as defined in, the Crystal Term Loan.
(b)    Subordination Agreement. The Company and Holder agree that this Note is subordinated to the Senior Debt pursuant to that certain Subordination Agreement, dated November 16, 2015, by and among the Company, Turtle Beach Europe Limited, a company limited by shares and incorporated in England and Wales with company number 03819186, VTB Holdings, Inc., a Delaware corporation, Voyetra Turtle Beach, Inc., a Delaware corporation, the Holder, the Agent and the Term Agent (the “Subordination Agreement”).

6.    Events of Default.
(a)    An “Event of Default” occurs if:
(i)    the Company defaults in the payment of the principal of, or interest on, this Note when the same becomes due and payable at maturity, upon acceleration, or otherwise; or
(ii)    the Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and in the case of any such proceeding instituted against the Company such proceeding shall not be stayed or dismissed within sixty (60) days from the date of institution thereof.
(b)    Acceleration. Subject to the provisions of Section 5, if an Event of Default (other than an Event of Default specified in clause (a)(ii) of Section 6) occurs and is continuing, the holders of at least a Majority in Interest, by written notice to the Company and the holders of Senior Debt (as provided in Section 11) (an “Acceleration Notice”), may declare the unpaid principal of and accrued interest on all of the Notes to be immediately due and payable. Upon such declaration, if there is at such time any Senior Debt outstanding, the principal of and interest on the Notes shall be due and payable upon the first to occur of an acceleration under the applicable Senior Debt instrument or one hundred eighty (180) days after receipt by the Agent and Term Agent of such Acceleration Notice given hereunder. If an Event of Default specified in clause (a)(ii) of Section 6 occurs, all principal of and interest on all of the Notes outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder. The holders of at least a Majority in Interest, by written notice to the Company, may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of principal of or interest on the Notes which has become due solely because of the acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. Any amounts received by the Holder in connection with any action taken pursuant to this Section 6(b) shall be subject to the provisions of Section 5.
(c)    Default Rate. Any payment of principal or interest under this Note shall begin to bear interest at a penalty rate of two percent (2%) above the-then applicable interest rate per annum upon the occurrence and during the continuance of an Event of Default under this Note or an event of default under any of the Senior Debt.
(d)    Majority in Interest. The holders of a Majority in Interest may direct the time, method and place of conducting any proceeding for any remedy available to the holders of the Notes or exercising any trust or power conferred on them. The Holder of this Note may not pursue a remedy with respect to this Note unless the holders of at least a Majority in Interest consent to the pursuit of the remedy. A holder may not use the provision hereof to prejudice the rights of another holder or to obtain a preference or priority over another holder.
(e)    Remedies Cumulative. A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All remedies are cumulative to the extent permitted by law.
7.    Amendment and Waiver.
(a)    Consent Required. Subject to the Subordination Agreement, any term, covenant, agreement or condition of the Notes may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least a Majority in Interest.
(b)    Effect of Amendment or Waiver. Any amendment or waiver shall be binding upon the Holder, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.
8.    Replacement Notes. If a mutilated Note is surrendered to the Company or if the Holder presents evidence to the reasonable satisfaction of the Company that this Note has been lost, destroyed or wrongfully taken, the Company shall issue a replacement note of like tenor if the requirements of the Company for such transactions are met. An indemnity agreement may be required that is sufficient in the reasonable judgment of the Company to protect the Company from any loss which it may suffer. The Company may charge for its out-of-pocket expenses incurred in replacing this Note.
9.    No Recourse Against Others. No director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Note or for any claim based on, in respect or by reason of, such obligations or their creation. The Holder by accepting this Note waives and releases all such liability. This waiver and release are part of the consideration for the issue of this Note.
10.    Notices. All notices provided for or permitted hereunder shall be made in writing by hand-delivery, registered or certified first-class mail, fax or reputable courier guaranteeing overnight delivery to the other party at the following addresses (or at such other address as shall be given in writing by any party to the others):
If to the Company, to:
Turtle Beach Corporation
12220 Scripps Summit Drive, Suite 100

San Diego, CA 92131
Attention: John Hanson

and

Dechert LLP
1900 K Street, NW
Washington, D.C. 20006
Attention: Tony Chan
Fax: (202) 261-3117
If to the Holder, to the Holder’s address as reflected in the books of the Company.
If to the Agent:
Bank of America, N.A.
333 South Hope Street, 13th Floor
Los Angeles, California 90071
Attention: Matthew R. Van Steenhuyse

If to the Term Agent:
Crystal Financial LLC
Two International Place, 17th Floor
Boston, Massachusetts 02110
Attention: Mirko Andric

All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; four business days after being deposited in the mail, postage prepaid, if mailed; and on the next business day, if timely delivered to a reputable courier guaranteeing overnight delivery.

11.    Successors, etc. This Note shall be binding upon and shall inure to the benefit of the Holder and the Company and their respective successors and permitted assigns.
12.    Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY CERTIFIES THAT NEITHER THE OTHER PARTY NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER, EACH OF THE PARTIES ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS NOTE.

13.    Costs of Enforcement. The Company is obligated to pay the costs of enforcement of this Note (including without limitation the reasonable fees and expenses of counsel) incurred by or on behalf of the holder of this Note.
14.    Waiver of Notice, etc. The Company hereby waives presentment, notice of dishonor or acceleration, protest and notice of protest, and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.
15.    Headings. The section headings of this Note are for convenience only and shall not affect the meaning or interpretation of this Note or any provision hereof.
16.    Governing Law. This Note shall be deemed a contract under, and shall be governed by and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of laws.
[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, and the Holder has caused this Note to be duly acknowledged, as of the date set forth below.

TURTLE BEACH CORPORATION

By: /s/ Juergen Stark
Name: Juergen Stark
Title: Chief Executive Officer

ACKNOWLEDGED BY THE HOLDER
THIS 16th DAY OF NOVEMBER 2015:

SG VTB HOLDINGS, LLC

By:/s/ Kenneth Fox
Name:    Kenneth A. Fox
Title:    Managing Member